Exhibit 23.6

March 28, 2025

ENIGMATIG LIMITED

c/o 16 Raffles Quay, #30-01, Hong Leong Building

Singapore 048581

Re: Consent of Frost & Sullivan Limited.

Ladies and Gentlemen,

We understand that ENIGMATIG LIMITED (the “Company”) intends to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data, and statements from our research reports and amendments thereto, including but not limited to the industry research report titled “Independent Market Research on Global and APAC Financial Licensing Solution, Fintech and Corporate Secretarial Markets” (the “Report”), and any subsequent amendments to the Report, as well as the citation of our research report and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours faithfully
For and on behalf of
Frost & Sullivan Limited.

Name:	Terry Tse
Title:	Consulting Director